EDP and Advanced ID's Pneu-Logic Plan Major Growth in Rest of 2008

Calgary, AB, September 3, 2008 - Advanced ID Corporation (OTCBB: AIDO), a leading developer of RFID technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, announced today that it anticipates major increases in business with EDP, Pneu-Logic's strategic marketing partner in France.

EDP of Grenoble, France, and Advanced ID's UK-based Pneu-Logic have completed the plan for the second half of 2008 and beyond. This agreement, based on EDP's rapidly growing customer base, more than doubles the original 2008 forecast and is now expected to exceed US$500,000 in product sales for Advanced ID. With expanding sales in France, Spain, Turkey and Israel, and a large order from China, EDP is set for massive expansion with its Tyre Parc Fleet Management software. With EDP selling Advanced ID probes, RFID tags and patches and the new OTR probe in 2009, the Company expects sales to reach US$750,000 next year.

"We are very pleased with our sales performance, particularly in new markets such as China, Israel and Turkey," said EDP Managing Director Jean Luc Guisti. Mr. Guisti continues, "Our Tyre Parc software with the Pneu-Logic system has been widely accepted as the industry leading solution for companies who understand the importance of good tire management to reduce fleet operating costs."

Michelin has endorsed a version of Tyre Parc, called URM, as the preferred solution for its Service Providers across Europe and is actively promoting it as part of its partners program.

"With ever rising tire and fuel costs, fleet operators are really struggling to maintain any level of profitability, and consequently they are now realizing that good tire management and maintenance can drive huge savings straight to the bottom line. Tyre Parc not only manages the maintenance processes but its analytical reporting clearly shows where and how these savings can be made. Capturing the tire data electronically and reporting the information in almost real time means huge efficiency improvements and that's what enables these savings to be made," said Laren Yeomans, Managing Director of Pneu-Logic.


About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, is reintroducing its livestock tagging product line in several countries and has developed a UHF RFID reader product line for all market applications.

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

For further information visit Advanced ID Corporation at www.advancedidcorp.com

Contact: Dan Finch, President, Advanced ID, at 214-755-0932 or danf@advancedidcorp.com

Investor Contact for Advanced ID: Jordan Darrow, Darrow Associates, at 631-367-1866 or jdarrow@darrowir.com

* * *


Jordan M. Darrow
Darrow Associates, Inc.
273 Walt Whitman Road, Suite 280
Melville, NY 11746
Tel. 631-367-1866
Fax. 631-614-3612
jdarrow@darrowir.com